UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to

Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

October 23, 2012

IRONWOOD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34620	04-3404176
(State of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

301 Binney Street Cambridge, Massachusetts		02142
(Address of principal executive offices)		(Zip code)

(617) 621-7722

(Registrant’s telephone number,

including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 23, 2012, Ironwood Pharmaceuticals, Inc. (“Ironwood”) and AstraZeneca AB (“AstraZeneca”) entered into a collaboration agreement (the “Collaboration Agreement”) whereby Ironwood granted to AstraZeneca a license to co-develop and co-commercialize Ironwood’s linaclotide in the People’s Republic of China.  The parties are jointly responsible for the development and commercialization of linaclotide in China, with AstraZeneca having primary responsibility for the local operational execution.

Pursuant to the terms of the Collaboration Agreement, AstraZeneca will make an upfront payment of $25 million to Ironwood and will share the net profits and losses associated with linaclotide in China, with AstraZeneca carrying 55 percent of each until a certain specified milestone is achieved, moving to a 50/50 percent split thereafter.  Ironwood is also eligible for $125 million in additional commercial milestone payments, contingent on the achievement of certain sales targets in China.

Subject to customary termination provisions, the Collaboration Agreement will continue as long as there is an agreed upon development plan or commercialization plan in effect.

The foregoing summary is qualified in its entirety by reference to the Collaboration Agreement, which Ironwood expects to file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2012.

A copy of the press release issued by the parties on October 23, 2012 announcing the transaction is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

99.1	Ironwood Pharmaceuticals, Inc. and AstraZeneca Press Release dated October 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ironwood Pharmaceuticals, Inc.

Dated: October 29, 2012	By:	/s/ Michael J. Higgins
		Name:	Michael J. Higgins
		Title:	Chief Operating Officer and Chief
Financial Officer